Exhibit 99.1
SKYE BIOSCIENCE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2023	Pro Forma Adjustments		As Adjusted December 31, 2023
ASSETS
Current assets
Cash	$1,256,453	$84,680,741	(1)(2)	$85,937,194
Restricted cash	9,080,202			9,080,202
Prepaid expenses	425,259			425,259
Other current assets	888,929			888,929
Total current assets	11,650,843	84,680,741		96,331,584

Property, plant and equipment, net	43,276			43,276
Operating lease right-of-use asset	237,983			237,983
Other assets	8,309			8,309
Total assets	$11,940,411	$84,680,741		$96,621,152

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts payable	$1,155,785			$1,155,785
Accrued interest - related party	126,027			126,027
Accrued interest - legal contingency	234,750			234,750
Accrued payroll liabilities	888,381			888,381
Other current liabilities	998,552			998,552
Estimate for legal contingency	6,053,468			6,053,468
Convertible note - related party, net of discount	4,371,998			4,371,998
Operating lease liability, current portion	72,038			72,038
Total current liabilities	13,900,999	—		13,900,999

Non-current liabilities
Operating lease liability, net of current portion	171,230			171,230
Total liabilities	14,072,229	—		14,072,229

Commitments and contingencies (Note 13)

Stockholders’ (deficit) equity
Preferred stock, $0.001 par value; 200,000 shares authorized at December 31, 2023 and 2022; no shares issued and outstanding at December 31, 2023 and 2022	—			—
Common stock, $0.001 par value; 100,000,000 and 20,000,000 shares authorized at December 31, 2023 and 2022, respectively; 12,349,243 and 3,654,119 shares issued and outstanding at December 31, 2023 and 2022, respectively	12,349	15,714	(1)	28,063
Additional paid-in-capital	102,238,382	83,525,455	(1)	185,763,837
Accumulated (deficit) equity	(104,382,549)	1,139,572	(2)	(103,242,977)
Total stockholders’ (deficit) equity	(2,131,818)	84,680,741		82,548,923
Total liabilities and stockholders’ (deficit) equity	$11,940,411	$84,680,741		$96,621,152

Notes to the Pro Forma Balance Sheet:

This Pro Forma Balance Sheet reflects the Skye Bioscience, Inc. (SKYE) Balance Sheet as reported in the Company's 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on March 22, 2024, adjusted to reflect the subsequent events after the balance sheet date of December 31, 2023 through the date of filing, as set out in Note 14 of the 10-K as described below:

(1)The sale of 15,713,664 shares of Common Stock and 9,978,739 pre-funded warrants under the Securities Purchase Agreements dated January 29, 2024 and March 11, 2024 providing total gross proceeds of $90 million and net proceeds of approximately $83.5 million net of placement agent fees and offering costs.
(2)To record the gain from the sale of real estate held by Avalite Sciences, Inc.